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                                                                   EXHIBIT 10(q)

                              Employment Agreement

As of October 1, 2002

BY HAND
Stuart Siegel
Sotheby's International Realty, Inc.
38 E. 61st Street
New York, NY  10021

Dear Stuart:

         This letter sets forth our understanding and agreement with respect to your employment by Sotheby's, Inc. (together with all of its subsidiaries and related entities, "Sotheby's" or the "Company"). This Agreement is being provided to you because you are a key employee at the Company, perform highly specialized and unique duties for the Company, and could do substantial harm to the Company if you left its employment, particularly during this present period of uncertainty for the Company. Consequently, Sotheby's is offering you the following terms and financial enhancements to ensure your continued employment with and loyalty to the Company, and so that you will focus fully and exclusively on your job duties at Sotheby's during this period.

(1)      Term of Employment.

         a) You agree to continue as a full-time employee of Sotheby's and Sotheby's agrees to continue to employ you full-time, subject to the terms and conditions set forth herein (the "Agreement"), for a period beginning on the date hereof and ending on September 30, 2004, unless extended in writing by both the Company and you or as otherwise provided in this Agreement.

         b)       This Agreement may be terminated:

                  i)       upon mutual written agreement of the Company and you;

                  ii) upon thirty (30) days' prior written notice by the Company for Cause (as hereinafter defined), unless such cause shall have been remedied during such period; provided, however, such notice by the Company must be given to you within sixty (60) days of the Chief Executive Officer of the Company (the "Chief Executive Officer") or Board of Directors of the Company (the "Board") learning of circumstances constituting Cause;




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                  iii)     upon thirty (30) days' prior written notice by you
                           for Good Reason (as hereinafter defined) given within thirty (30) days of your learning of the circumstances constituting Good Reason;

                  iv) at the option of the Company in the event of your Permanent Disability (as hereinafter defined); or

                  v)       automatically upon your death.

         c)       As used herein, the term "Cause" shall mean and be limited to:

                  i)       conviction of a felony crime, or

                  ii) fraud, willful malfeasance or gross negligence in performance of your duties which is materially injurious to the Company.

                  The Chief Executive Officer shall determine whether the occurrence or non-occurrence of an event constitutes Cause within the meaning of this Agreement; however, at your request, any such decision will be reviewed by the Executive Committee of the Board of Directors of Sotheby's Holdings, Inc.

         d) As used herein, the term "Good Reason" shall mean, without your express written consent, the occurrence of any of the following events:

                  i)       any material breach of this Agreement by the Company;

                  ii) your being required to relocate to a principal place of business more than thirty-five (35) miles outside New York, New York;

                  iii) any action by the Company that results in a material diminution in your position (except in connection with the termination of your employment for Cause or as a result of your death or Permanent Disability or temporarily as a result of your illness or other absence);

                  iv) the failure of the Company's successor to assume this Agreement in accordance with Paragraph 20; or

                  v) your voluntary resignation of employment with the Company not earlier than nine (9) months nor later than fifteen (15) months after a Change in Control (as defined in the Company's 1997 Stock Option Plan).

                  provided, however, that (except in the case of clause (v)) the Company shall have thirty (30) days following the receipt of notice from you of the existence of circumstances constituting Good Reason to correct such circumstances.

         e) As used herein, the term "Permanent Disability" shall mean, and be limited to,

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                  any physical or mental illness, disability or impairment that has prevented you from continuing the performance of your normal duties and responsibilities hereunder for a period in excess of six (6) consecutive months. For purposes of determining whether a Permanent Disability has occurred under this Agreement, the written determination thereof by a physician mutually acceptable to the Company and you or, if you and the Company cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by you, shall be conclusive; provided, however that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association.

(2) Title; Responsibilities. You shall continue to serve as President and Chief Executive Officer of Sotheby's International Realty, Inc. In addition to the foregoing, you agree to perform such other functions and responsibilities as may be reasonably requested from time to time by the Chief Executive Officer, to whom you shall report. Except as otherwise permitted by the Company, in accordance with Paragraph 12, during your employment with the Company, you shall devote substantially all of your business time (excluding periods of vacation and sick leave) and efforts to the performance of your functions and responsibilities hereunder provided, however, that it shall not be a violation of this Agreement for you to (a) serve on professional, industry, civic or charitable boards, committees or organizations, and attend conferences reasonably related to the Company's business interests, (b) manage personal investments, or (c) serve on the boards of directors of corporations not in competition with the Company, so long as any such activities are approved in advance by the Chief Executive Officer and do not interfere with or impair the performance of your responsibilities pursuant to this Agreement.

(3) Compensation. In consideration for the services to be rendered by you to Sotheby's, you shall receive during the term of this Agreement, the following:

         a) An annual base salary of $330,000, which shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of Sotheby's. In the event your employment continues beyond September 30, 2004, your base salary shall be reviewed thereafter on an annual basis and shall be subject to such adjustment as the Chief Executive Officer shall determine; and

         b) In addition to the annual base salary, you will be eligible for an annual bonus composed of a 25% corporate portion and a 75% individual portion. Your 2002 total bonus target is $330,000, of which the individual portion in an amount equal to $250,000 is guaranteed to be paid to you by the Company no later than April 30, 2003. The individual portion of your 2002 bonus may be adjusted upward as set forth in a certain memorandum from Mr. William F. Ruprecht to you, dated May 10, 2002. Your bonus target in subsequent years will be substantially consistent with the bonus targets of other employees of the Company at a similar level of responsibility and making a similar contribution to the Company, financial and otherwise.

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(4)      Retention Bonus. In recognition of your service with the Company during a period of uncertainty for the Company and in order to preserve stability and to assure your continued employment during this period of uncertainty, and because it is essential that during this period you focus fully and exclusively on your job duties for the Company, you agree to the following undertakings during the term of this Agreement, in exchange for the Retention Bonus (as hereinafter defined) set forth in Subparagraph 4(b) below.

         a)       Employee Undertakings

                  i) You agree to reaffirm and abide by your acknowledged fiduciary obligation to cooperate with the Company in the event of and in connection with matters relating to the Company including without limitation a restructuring (any business or capital restructuring), refinancing or sale of the Company or a significant interest therein (including but not limited to an actual or potential change of control) including, but not limited to, your obligations to:

                           (a) not disparage the Company or its assets to any third party;

                           (b) maintain your loyalty to the Company in all respects, including without limitation, compliance with Paragraph 13;

                           (c) provide full and complete active cooperation and other assistance in promoting the Company; and

                           (d) fully assist with any transition with respect to any business or capital restructuring, refinancing or sale of the Company or a significant interest therein.

                  ii) During the term of this Agreement, you agree to refrain from any substantive discussions, meetings or communications of any kind whatsoever with any other potential employer, including, but not limited to, any real estate brokerage company or any other company, organization or entity in which you would perform similar duties and responsibilities to those you have performed at Sotheby's, regarding prospective employment for yourself during the term of this Agreement. By entering into this Agreement, and agreeing to the special undertakings set forth herein, you agree that during the term of this Agreement you are knowingly and voluntarily foregoing the right to engage in such conduct in exchange for the consideration set forth herein, and you acknowledge the vital importance of these undertakings to the Company during this period.

         b)       Retention Bonus

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                  In recognition of your service to the Company during a period of uncertainty and in consideration of the foregoing undertakings by you, and provided you do not breach this Agreement in any material respect, and subject to Subparagraph 11(c), you will also receive a "retention bonus" in the amount of $1,000,000 (the "Retention Bonus"). This payment will be made in three (3) installments: $300,000 on January 15, 2003, $300,000 on July 15, 2003 and $400,000 on January 15, 2004.

         c) The bonus payments set forth in Subparagraph 4(b) shall not be included for benefit contribution purposes under any qualified or non-qualified retirement plan including but not limited to the 401(k) plan or Benefit Equalization Plan. These special payments are also not part of the bonus calculation in the event you are entitled to benefits under the Sotheby's, Inc. Severance Plan.

         d) If, at any time during the term of this Agreement, you breach any of the undertakings set forth herein in any material respect, you will return to the Company all of the Retention Bonus you may have received pursuant to Subparagraph 4(b) above, and will not thereafter be entitled to any further Retention Bonus In addition, payment of the Retention Bonus pursuant to Subparagraph 4(b) will not be made if, for any reason, you are not employed by the Company on the date such payment would otherwise be made, except as otherwise provided in Subparagraphs 11(a) or 11(b) or 11(e).

(5) Stock Options. Your options will continue to vest pursuant to the Sotheby's 1997 Stock Option Plan, and you will continue to be eligible for further grants. The benefits provided in this Agreement are in addition to any stock options you have already received.

(6) Benefits. You shall continue to be entitled, to the extent that your position, title, tenure, salary, age, health and other qualifications make you eligible, to participate in all employee benefit plans or programs now in effect or hereafter adopted by Sotheby's, including being in the employment category of an executive level corporate officer for purposes of the Sotheby's, Inc. Severance Plan, medical, dental, disability, life insurance, stock options and pension benefits. Your participation in such plans or programs shall continue to be subject to the provisions, rules and regulations applicable thereto. Any benefits that you may become eligible for under the Sotheby's, Inc. Severance Plan shall be in addition to the other benefits specified in this Agreement. In the event you are entitled to benefits under the Severance Plan, such benefits shall be paid under the terms of that plan in effect on the execution date of this Agreement regardless of whether that plan is modified during the term of this Agreement unless the modification results in an enhanced benefit to you in which case you would receive the enhanced benefit.

(7) Vacation. You shall continue to be entitled to annual vacation time, with full pay, in accordance with the established policies of Sotheby's now or hereafter in effect for similarly situated employees but in no event less than the number of days to which you are presently entitled.

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(8)      Expenses. You shall be authorized to incur reasonable and necessary expenses incurred in connection with Sotheby's business, including expenses for entertainment, travel and similar items in accordance with Sotheby's travel and entertainment policy. Sotheby's will reimburse you for all such expenses upon presentation by you monthly of an itemized account of such expenditures. Such expenditures, however, shall be subject at all times to the approval of Sotheby's in accordance with Sotheby's expense reimbursement policy.

(9) Business Development Allowance. You will be eligible to continue your current annual business development allowance of $12,000.

(10) Confidentiality Agreement; Sotheby's Rules and Policies. As a condition to your continued employment by the Company, you shall continue to be bound by the Company's Confidentiality Agreement, Auction Rules, Compliance Policy, and the Conflict of Interest Policy and House Rules (collectively, the "Rules and Policies"). You acknowledge that you have read, understood and signed each of the foregoing.

(11)     Compensation Upon Termination During the Term of this Agreement.

         a) If during the term of this Agreement your employment by the Company is terminated by you for Good Reason in accordance with Subparagraph 1(b)(iii) hereof or by the Company without Cause, the Company shall pay or provide you with the following:

                  i) The sum of your base salary through the date of termination to the extent not theretofore paid, any declared and earned but unpaid bonus amount for the fiscal year ended December 31 of the prior year and reimbursement for any unreimbursed expenses incurred through the date of termination in accordance with Paragraph 8 ("Accrued Obligations");

                  ii) Continued payment of your base salary on a semi-monthly basis from the date of termination through the end of the term of this Agreement or the date six (6) months after the effective date of your termination, whichever is later;

                  iii) On, or within fifteen (15) days following the date of termination, a pro-rated bonus equal to the product of (x) the bonus payment set forth in Subparagraph 3(b) paid or earned and payable for the most recently completed fiscal year of the Company and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 (the "Pro-Rated Bonus"); and

                  iv) On, or within fifteen (15) days following the date of termination, payment of any portion of the Retention Bonus described in Subparagraph 4(b) not paid as of the date of termination.

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                  In addition, you will not be obligated to return to the
                  Company any portion of the Retention Bonus you may have received pursuant to Subparagraph 4(b) above. Notwithstanding the foregoing, if during the term of this Agreement your employment by the Company is terminated and as a result of such termination you become eligible to receive payments and/or benefits under the Sotheby's, Inc. Severance Plan, then you shall not be entitled to receive the Pro-Rated Bonus in accordance with the provisions of Subparagraph 11(a)(iii).

         b) If during the term of this Agreement your employment by the Company is terminated on account of your Permanent Disability or your death, the Company shall pay or provide you (or, in the event of your death, your estate) with the following:

                  i)       Accrued Obligations;

                  ii) On, or within fifteen (15) days following the date of termination, a Pro-Rated Bonus; and

                  iii) On, or within fifteen (15) days following the date of termination, payment of any portion of the Retention Bonus described in Subparagraph 4(b) not paid as of the date of termination.

                  In addition, you (or, in the event of your death, your estate) will not be obligated to return to the Company any portion of the Retention Bonus you may have received pursuant to Subparagraph 4(b) above.

         c) If during the term of this Agreement your employment by the Company is terminated by the Company for Cause, this Agreement shall terminate without further obligation to you, except that the Company shall pay or provide you with the sum of your base salary through the date of termination to the extent not theretofore paid. You will not be eligible for any bonus or special payments, including those in Subparagraphs 3(b) and 4(b), after the date of termination of your employment.

         d) If during the term of this Agreement your employment by the Company is terminated in accordance with Subparagraphs 1(b)(i) hereof, the Company shall pay or provide you with the amounts mutually agreed on by the Company and you.

         e) Any payments payable pursuant to this Paragraph 11 beyond the Accrued Obligations shall only be payable if you deliver to the Company a release, as similarly required under the Sotheby's, Inc. Severance Plan, of all your claims (excluding from such release claims for payments or benefits specifically payable or providable hereunder which are not yet paid as of the effective date of the release, claims for vested accrued benefits, claims under the Consolidated

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                  Omnibus Budget Reconciliation Act of 1985, as amended
                  ("COBRA") or claims relating to any rights of indemnification under Paragraph 14) occurring up to the release date with regard to the Company and its respective past or present officers, directors and employees in such form as reasonably requested by the Company.

(12)     Employment After Expiration of the Term of this Agreement.

         a) If the Company does not offer to renew this Agreement within 60 days of receipt from you of a written request for such renewal (which request shall be made not more than six (6) months prior to September 30, 2004), on terms at least as favorable as those in the final year of your employment (except that its term need be no longer than one (1) year, such agreement need not contain the provisions of this Subparagraph (12)(a) and such agreement need not include the Retention Bonus in Paragraph 4(b)), then you shall, upon the expiration of this Agreement, be entitled to receive benefits under the Severance Plan as if you were entitled to receive such benefits under the terms of the plan.

         b) After expiration of the term of this Agreement, and provided that the Agreement is not extended or superseded by the mutual written consent of the parties in accordance with Subparagraph 1(a), you will be an employee at-will; provided, however, that
                  (i) prior to resigning or retiring from the Company you will provide the Company with a least six (6) months' written notice of such resignation or retirement during which time the provisions of Paragraphs 3(a), 4(a)(i) and 12 through 22 shall continue, and (ii) prior to termination by the Company, the Company will provide you with at least six (6) months' written notice of termination during which time the provisions of Paragraphs 3(a), 4(a)(i), 6, 10 and 12 through 22 shall continue.

         c) In any event, after notice is given either by you or the Company pursuant to Subparagraph 12(b), you will remain an employee through the 6-month notice period (the "Notice Period"). After the expiration of the term of this Agreement, and until the end of the Notice Period you will continue to receive your base salary as set forth in Subparagraph 3(a), and the provisions of Paragraphs 2, 4(a)(i), 5-8, 10, 12, 13 and 15 through 21 will remain in effect. It is at the sole discretion of the Company whether you shall be required to continue to perform services for the Company during the Notice Period.

(13)     Non-Compete and Non-Solicitation Agreement

         a) Because of the importance of stability and confidentiality during this time of uncertainty for the Company, and because you have specialized, unique confidential knowledge vital to the Company, you agree that during the term of this Agreement (and regardless of whether your employment is terminated) and during the period you remain employed by the Company (including the Notice Period), and for a period of six (6) months following the term of this Agreement

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                  or the Notice Period (as the case may be), you will not,
                  without the consent of the Company, directly or indirectly, in New York, California or Connecticut engage directly or indirectly in the real estate brokerage business, whether such engagement by you is as an officer, director, proprietor, employee, partner, owner, consultant, advisor, agent, sales representative or other participation. Notwithstanding anything contained herein to the contrary, the provisions of this Subparagraph 13(a) shall not be deemed to prohibit your mere ownership of less than five (5%) percent of the total outstanding shares of all classes of securities of any publicly held company.

         b) In addition to the foregoing, during the term of this Agreement and during the Notice Period, and for a period of six (6) months following the term of this Agreement or the Notice Period (as the case may be), you agree that you will not, either alone or in concert with others, and will not cause another to in any such case directly or indirectly,

                  i) recruit, solicit or induce any Sotheby's employees to terminate their employment with Sotheby's;

                  ii) solicit the business of, do business with, or seek to do business with, any client of the Company;

                  iii) encourage or assist any competitor of the Company to solicit or service any client of the Company; or

                  iv) otherwise induce any client of the Company to cease doing business with, or lessen its business with, the Company.

         c) The term "client" shall not include clients of Sotheby's with whom you had no dealings on behalf of Sotheby's, or clients you developed and maintained without any support or assistance, whether financial or otherwise, from Sotheby's, but shall include any person who has or has had business with the Company with whom you did have dealings as well as that person's estate, heirs and/or immediate family.

         d) If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Paragraph 13 is unenforceable against you, the provisions of this Paragraph 13 shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable.

(14) Indemnification. The Company shall maintain for your benefit director and officer liability insurance in the same amount and to the same extent as the Company covers similarly situated employees. In addition, to the extent not covered by director and officer liability insurance, you shall be indemnified by the Company against liability as

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         an officer or director of the Company to the maximum extent permitted by applicable law. Your rights under this Paragraph 14 shall continue so long as you may be subject to such liability, whether or not this Agreement may have terminated prior thereto

(15) Miscellaneous. You may not assign your rights or delegate your obligations under this Agreement. Sotheby's shall be entitled to withhold from any payments or deemed payments under this Agreement any amount of withholding required by law. This Agreement constitutes the entire agreement between you and Sotheby's concerning the subject matter of your employment, with the exception of letters and documents specifically referenced herein, and it supersedes all prior agreements including, but not limited to, any prior notice and non-compete agreements, written or oral, discussions, and negotiations on that subject (other than the letters and documents specifically referenced herein). Any waiver or amendment of any provision of this Agreement must be done in writing and signed by both parties. At your request, the Company shall pay your reasonable attorney's fees and disbursements incurred by you in connection with the preparation, execution and delivery of this Agreement not to exceed $3,000.

(16) Legal and Equitable Remedies. Sotheby's shall be entitled to enjoin a violation by you of any provision hereof. Moreover, the parties hereto acknowledge that the damages suffered by Sotheby's as a result of any violation of this Agreement may be difficult to ascertain. Accordingly, the parties agree that in the event of a breach of this Agreement by you, Sotheby's shall be entitled to specific enforcement by injunctive relief of your obligations to Sotheby's. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to Sotheby's, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

(17) Severability. If at any time there is a judicial determination by any court of competent jurisdiction that any provision of this Agreement is unenforceable against you, the other provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum extent as the court may judicially determine or indicate to be enforceable under New York law.

(18) Choice of Law/Choice of Forum. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York irrespective of the principles of conflicts of law, and you consent to the jurisdiction of the state and federal courts situated in New York City for the purpose of adjudicating any dispute relating to this Agreement.

(19) Binding on Successor Company. This Agreement shall remain in effect and binding upon any successor or assign of Sotheby's including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or that acquires the Company and/or substantially all the assets of the Company in accordance with the operation of law, and such successor entity shall be deemed the "Company" for purposes of this Agreement. In the situations set forth in this Paragraph 19, if this Agreement is

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         not assumed as a matter of law, the Company will require its assumption by the successor entity.

(20) Representation by Counsel. The parties have each been represented by counsel of their own choosing in negotiating this Agreement.

(21) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to you at the address set forth on the initial page of this Agreement, with a copy to Barry J. Brett, Esq., Jenkens & Gilchrist Parker Chapin LLP, 405 Lexington Avenue, New York, NY 10174 and to the Company at Sotheby's, Inc., 1334 York Avenue, New York, New York 10021, Attention:
         General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, except that notice of change of address shall be effective only upon receipt.

                  [remainder of page intentionally left blank]

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         Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

                                                    Very truly yours,

                                                    SOTHEBY'S, INC.

                                                    By: /s/ William F. Ruprecht
                                                        -----------------------
                                                        William F. Ruprecht
                                                        Chief Executive Officer

Read, accepted and agreed to as of the
1st day of September, 2002

/s/ Stuart Siegel
-----------------
Stuart Siegel

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